Exhibit 2.6

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of December 30, 2025, by and among:

(1)	Chaohui Chen, whose Chinese identification number is 430105196706041010;

(2)	Zhiping Peng, whose Chinese identification number is 310110196712106814;

(3)	Wen Gao, whose Chinese identification number is 420111197001054153;

(4)	Zhu Tan, whose Chinese identification number is 420106197307197711；

(5)	Zhigang Du, whose Chinese identification number is 620102196604085393;

(6)	Zhongqi Kuang, whose Chinese identification number is 522428197209300017;

(7)	Shubao Pei, whose Chinese identification number is 14240119710920211[x];

(8)	Xuesong Ren, whose Chinese Passport number is E02982668;

(9)	Yimeng Shi, whose Chinese identification number is 310110197209035013;

(10)	UCLOUDLINK GROUP INC., a Cayman Islands company (the “Company,” and, together with all of the parties above, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Voting Agreement (the “Voting Agreement”), dated as of July 15, 2019;

WHEREAS, pursuant to Section 9 of the Voting Agreement, the Voting Agreement shall terminate upon mutual consent of the parties thereto; and

WHEREAS, each of the Parties now desire to terminate the Voting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

AGREEMENT

1. Definitions. Capitalized terms used but not defined herein will have the meaning given to such terms in the Voting Agreement.

2. Termination of the Voting Agreement. Pursuant to Section 9 of the Voting Agreement, each of the Parties hereby agrees to terminate, without liability to any other Party, the Voting Agreement, effective as of the date hereof. Each of the Parties agrees that any and all rights or obligations that any Party may have under the Voting Agreement shall terminate in their entirety, effective upon the termination of the Voting Agreement, and no Party shall have any liability to any other Party in connection with the Voting Agreement or the termination thereof.

3. Further Assurances. Each Party agrees to execute and deliver such further agreements, instruments and documents and to take such further actions as the other Parties may reasonably request to further evidence, confirm and effect the termination of the Voting Agreement and the transactions contemplated herein.

4. Governing Law. The provisions of Section 12 and Section 13 of the Voting Agreement shall be deemed to be incorporated in this Termination Agreement as if references in such section to “this Agreement” were references to “this Termination Agreement.”

5. Headings. The headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

6. Counterparts. This Termination Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Termination Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Termination Agreement as of the date first written above.

PARTIES:

/s/ Chaohui Chen
Chaohui Chen (陈朝晖)

/s/ Zhiping Peng
Zhiping Peng (彭智平)

/s/ Wen Gao
Wen Gao (⾼⽂)

/s/ Zhu Tan
Zhu Tan (谭⽵)

/s/ Zhigang Du
Zhigang Du (杜志刚)

/s/ Zhongqi Kuang
Zhongqi Kuang (况忠琪)

/s/ Shubao Pei
Shubao Pei (裴书宝)

/s/ Xuesong Ren
Xuesong Ren (任雪松)

/s/ Yimeng Shi
Yimeng Shi (⽯义猛)

UCLOUDLINK GROUP INC.

By:	/s/ Chaohui Chen
Name:
Title:

[Signature Page to Termination Agreement]